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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Atlantic Tele-Network, Inc.
(Name of Registrant as Specified In Its Charter)

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ATLANTIC TELE-NETWORK, INC.
600 Cummings Center
Beverly, MA 01915

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2012

April 26, 2012

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held at the Wylie Inn and Conference Center at 295 Hale Street, Beverly, MA 01915 on Tuesday, June 12, 2012 at 10:00 a.m. ET, for the following purposes:

  1.
  To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2012; and

  3.
  To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on April 20, 2012 are entitled to notice of, and to vote at, the Annual Meeting. During the ten days prior to the Annual Meeting, a list of such stockholders will be available for inspection during our ordinary business hours at our office at the address above.

        Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope to ensure that your shares are represented at the Annual Meeting. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Leonard Q. Slap
 Secretary

i

ATLANTIC TELE-NETWORK, INC.
600 Cummings Center
Beverly, MA 01915

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2012

GENERAL INFORMATION ABOUT VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Tele-Network, Inc., a Delaware corporation, for use at the 2012 Annual Meeting of Stockholders to be held on June 12, 2012, at 10:00 am ET, or any adjournments or postponements thereof.

        We are mailing this proxy statement together with our Annual Report to Stockholders for the year ended December 31, 2011 on or about May 3, 2012. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, excluding exhibits.

        Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2012: This Proxy Statement and our 2011 Annual Report to Stockholders are available at https://materials.proxyvote.com/049079.

Who Can Vote

        Only stockholders of record at the close of business on April 20, 2012 are entitled to vote at the Annual Meeting. On that date, 15,518,388 shares of common stock, par value $.01 per share, were outstanding, each share entitled to one vote. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.

Voting

        You may vote your shares held of record either by attending the meeting and voting in person or by proxy. To vote in person, you must attend the Annual Meeting and cast your vote. You do not need to register in advance to attend the Annual Meeting. If you choose to vote by proxy, you must complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you vote by mail and your proxy card is received in time for voting and not revoked, your shares will be voted at the Annual Meeting in accordance with your instructions as set forth on your signed proxy card. If no instructions are indicated, the shares represented by the proxy card will be voted by the proxy holders:

  •
  FOR the election of the director nominees named herein;

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

  •
  in accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the Annual Meeting, or any adjournments or postponements thereof.

        If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares and you must make arrangements with your broker, bank or other nominee in advance of the Annual Meeting to vote your shares in person.

 Quorum

        The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Votes Required

        Proposal 1, the election of each director nominee, requires the affirmative vote of a plurality of the shares cast and entitled to vote on the matter.

        Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2012, requires the affirmative vote of a majority of the shares present, or represented by proxy, and entitled to vote on the matter.

        We will not count shares that abstain from voting ("abstentions") on a particular matter as votes in favor of such matter. Similarly, we will not count broker non-votes as votes in favor of such matter. A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is prohibited by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Accordingly, broker non-votes will have no effect on the outcome of voting on Proposal 1. However, abstentions will be considered to be votes present and entitled to vote on Proposal 2, and they will have the effect of a vote against that proposal. Brokers will be entitled to vote a customer's shares in their discretion on Proposal 2, so there will be no broker non-votes on that proposal. Inspectors of election appointed by our Board will tabulate votes.

Revocability of Proxies

        A proxy may be revoked at any time before it is exercised by delivering a written revocation or a duly executed proxy card bearing a later date to Atlantic Tele-Network, Inc., Attn: Secretary, 600 Cummings Center, Beverly, MA 01915. A proxy may also be revoked by voting in person at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you must make arrangements with your broker, bank or other nominee to revoke your proxy.

Solicitation Expenses

        We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, facsimile and personal interviews. We will request brokers, banks, and other holders of record to forward proxy soliciting material to beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we will engage Computershare Shareowner Services and Broadridge Investor Communications Solutions, Inc., professional solicitors, to assist in the distribution of proxy materials to banks, brokers, nominees and intermediaries. The estimated cost for engaging these entities is approximately $7,500 for any such services, plus reasonable out-of-pocket expenses.

Who to Contact for Additional Information

        If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Computershare Shareowner Services
P.O. Box 358016
Pittsburgh, PA 15252-8016
Telephone (800) 522-6645

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us as of April 13, 2012 (unless otherwise indicated in the footnotes to this table) with respect to the shares of our common stock that were beneficially owned as of such date by:

  •
  each person (including any partnership, syndicate or other group) known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our directors and each of the nominees seeking election as director;

  •
  our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2011, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2011, whom we refer to collectively as our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        The number of shares beneficially owned by each person listed below includes any shares that the person has a right to acquire on or before June 12, 2012 by exercising stock options or other rights to acquire shares. For each person listed below, the percentage set forth under "Percent of Class" was calculated based on 15,518,388 shares of common stock outstanding on April 13, 2012, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before June 12, 2012. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially Owned
Beneficial Owners	Number	Percent of Class
Directors, Director Nominees and Named Executive Officers:
Cornelius B. Prior, Jr.(1)	4,485,070	28.9%
Martin L. Budd	5,191	*
Michael T. Flynn(2)	2,484	*
Charles J. Roesslein(3)	3,868	*
Liane J. Pelletier(4)	—	—
Brian A. Schuchman(5)	35,241	*
Michael T. Prior(6)	238,309	1.5%
Justin D. Benincasa(7)	127,350	*
William F. Kreisher(8)	88,491	*
Leonard Q. Slap(9)	18,500	*
Karl D. Noone(10)	13,313	*
Other 5% Stockholders:
Artisan Partners Holdings LP(11)	934,414	6.0%
BlackRock, Inc.(12)	878,166	5.7%
Cornelius D. Prior, Jr. 2004 Grantor Retained Annuity Trust(13)	1,098,750	7.1%
FMR, LLC(14)	1,338,800	8.6%
All Current Directors and Executive Officers as a group (10 persons)	5,017,817	32.3%

*
Less than 1%.

(1)
Includes 500 shares owned by Gertrude Prior, Mr. Cornelius B. Prior, Jr.'s wife; 34,000 shares owned by the Katherine D. Prior Revocable Trust; and 8,777 shares held by Tropical Aircraft Co. Mr. C.B. Prior, Jr. disclaims beneficial ownership of the shares owned by his wife and the Katherine D. Prior Trust. His address is P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801-5030. Excludes 400,000 shares owned by the Prior Family Foundation, a charitable trust for which

  Mr. C.B. Prior, Jr.'s wife serves as trustee and 1,098,750 shares owned by the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust, which is held for the benefit of Mr. C.B. Prior, Jr.'s children. Mr. C.B. Prior, Jr. holds 3,121,611 shares in a margin account.

(2)
Includes 461 shares of restricted stock which vest in equal installments on each of June 16, 2012 and 2013.

(3)
All shares are owned jointly with his spouse.

(4)
Ms. Pelletier is a nominee for our Board of Directors.

(5)
All shares are owned by the Brian A. Schuchman Declaration of Trust, for which Mr. Schuchman serves as trustee.

(6)
Includes 32,488 shares held by Mr. M. Prior's children as to which Mr. M. Prior disclaims beneficial ownership, and 76,396 shares owned jointly with his spouse, 34,375 shares of restricted stock (2,500 of which vest on December 5, 2012; 6,250 of which vest ratably on February 11, 2013 and 2014; 5,625 of which vest ratably on March 15, 2013; 2014 and 2015; and 20,000 of which vest ratably on March 22, 2013, 2014, 2015 and 2016) and 95,050 shares issuable on or before June 12, 2012, upon exercise of outstanding options.

(7)
Includes 12,350 shares owned by the Justin D. Benincasa Revocable Trust, for which Mr. Benincasa serves as trustee, 20,500 shares of restricted stock (1,750 of which vest on December 5, 2012; 5,000 of which vest ratably on February 11, 2013 and 2014; 3,750 of which vest ratably on March 15, 2013, 2014, and 2015; and 10,000 of which vest ratably on March 22, 2013, 2014, 2015 and 2016) and 94,500 shares issuable on or before June 12, 2012, upon exercise of outstanding options.

(8)
Includes 9,720 shares held jointly with Mr. Kreisher's spouse, 4,771 shares held in his Individual Retirement Account, 5,750 shares of restricted stock (1,250 of which vest on December 5, 2012; 2,500 of which vest ratably on February 11, 2013 and 2014; and 2,000 of which vest ratably on March 22, 2013, 2014, 2015 and 2016) and 68,250 shares issuable on or before June 12, 2012, upon exercise of outstanding options.

(9)
Includes 1,250 shares held jointly with Mr. Slap's spouse, 9,750 shares of restricted stock (3,750 of which vest ratably on June 15, 2012, 2013 and 2014; and 6,000 of which vest ratably on March 22, 2013, 2014, 2015 and 2016) and 7,500 shares issuable on or before June 12, 2012, upon exercise of outstanding options.

(10)
Includes 8,750 shares of restricted stock (3,750 of which vest ratably on August 9, 2012, 2013 and 2014; and 5,000 of which vest ratably on March 22, 2013, 2014, 2015 and 2016) and 3,750 shares issuable on or before June 12, 2012, upon exercise of outstanding options.

(11)
Based on information contained in this holder's Schedule 13G filed with the SEC on February 7, 2012, which states that such shares are held by affiliates of Artisan Partners Holdings LP. Artisan Partners Limited Partnership is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Partners Holdings LP is the sole limited partner of Artisan Partners Limited Partnership; Artisan Investments GP LLC is the general partner of Artisan Partners Limited Partnership; Artisan Investment Corporation is the general partner of Artisan Partners Holdings LP; ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation; Mr. Andrew Ziegler and Ms. Carlene Ziegler are the principal stockholders of ZFIC, Inc. Each entity or person listed above has shared voting power over 893,614 of the shares and shared dispositive power over all of the shares. No entity or person listed above has sole voting or dispositive power over any of the shares. The address of each person or entity listed above is 875 East Wisconsin Avenue, Suite 800; Milwaukee, WI 53202.

(12)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 13, 2012. The address of BlackRock, Inc. is 40 East 52nd Street; New York, NY 10022.

(13)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 14, 2012, which states that such shares are held with Andrew Lane, as sole trustee of the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust. The address of the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust is c/o Andrew Lane; 9719 Estate Thomas; St. Thomas, Virgin Islands 00802.

(14)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 14, 2011, which states that such shares are held by investment companies managed by subsidiaries of FMR LLC. According to the Schedule 13G/A, each of FMR LLC and Mr. Edward C. Johnson 3d, through their control of such investment companies, had sole dispositive power over all such shares and no voting power over any of such shares. The address of FMR LLC and Mr. Johnson is 82 Devonshire Street, Boston, MA 02019.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of their initial ownership and of changes in ownership of our common stock and provide us with copies of those reports. To our knowledge, based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors, for the fiscal year ended December 31, 2011, all Section 16(a) reports applicable to our executive officers, directors and 10% stockholders were timely filed, except as described below.

        On February 17, 2011, Mr. Kreisher filed a late Form 4 reporting two transactions and on November 14, 2011, Mr. Kreisher filed a late Form 4 reporting one transaction. On February 18, 2011, Mr. Benincasa filed a late Form 4 reporting two transactions. On February 2, 2012, Mr. Noone filed a Form 5, which was a late report of one transaction that took place on August 9, 2011.

PROPOSAL 1: ELECTION OF DIRECTORS

        Stockholders are being asked to elect the following seven members to our Board of Directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their earlier retirement, resignation or removal:

Cornelius B. Prior, Jr.
Martin L. Budd
Michael T. Flynn
Liane J. Pelletier
Michael T. Prior
Charles J. Roesslein
Brian A. Schuchman

        Each nominee has consented to his or her nomination and is expected to stand for election. However, if any nominee is unable or unwilling to serve, proxies will be voted for a replacement candidate nominated by our Board. Biographical information for each of the nominees is set forth below under "Director and Nominee Experience and Qualifications."

Vote Required

        Each director nominee must be elected by an affirmative vote of a plurality of shares cast at the Annual Meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes will not be treated as votes cast and, therefore will not affect the outcome of the elections.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

DIRECTOR AND NOMINEE EXPERIENCE AND QUALIFICATIONS

        Set forth below is biographical information about our current directors and the current director nominees.

        Cornelius B. Prior, Jr., 78, is the Chairman of our Board of Directors. Mr. C.B. Prior, Jr. served as our Chief Executive Officer and Chairman of the Board from 1998 through December 2005, at which time he retired as Chief Executive Officer. Mr. C.B. Prior, Jr. has served as the Chairman of CANTO (the Caribbean Association of National Telecommunication Organizations) and presently is the Chairman of CCAA (Caribbean and Central American Action). He was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. A former Naval Officer and Fulbright Scholar, Mr. C.B. Prior, Jr. started his career as an attorney with Sullivan & Cromwell in New York. He is a former Trustee of Holy Cross College and former member of the Visiting Committee to Harvard Law School. He resides in St. Thomas, US Virgin Islands, where he is Chairman of the Forum, a not-for-profit arts organization, and Honorary Trustee of the Antilles School. He is also a Director of the Kneissel Music School in Blue Hill, Maine. He is the father of Michael T. Prior, our President and Chief Executive Officer. Mr. C.B. Prior, Jr. earned his legal degree from the Harvard Law School.

        Mr. C.B. Prior, Jr. was selected to serve as a director on our Board because of his extensive strategic involvement with the Company, including as its founder, former Chief Executive Officer and largest stockholder of the Company. Mr. C.B. Prior, Jr. has extensive knowledge of the telecommunications markets in the Caribbean, and brings valuable expertise and business judgment to the Company. For additional information regarding the Company's decision to select Mr. C.B. Prior, Jr. as a director and Chairman, please see "Corporate Governance—Board Leadership and Structure."

        Martin L. Budd, 71, has been a director of ours since May 2007, and is the Chair of our Compensation Committee and a member of our Audit Committee. He retired as a partner of the law firm of Day, Berry and Howard LLP (now Day Pitney LLP) effective December 31, 2006. Mr. Budd chaired that firm's Business Law Department and its Business Section and had particular expertise in federal securities laws, merger and acquisition transactions and strategic joint ventures. Mr. Budd is Chairman of the Connecticut Appleseed Center for Law and Justice and has served on the Legal Advisory Board of the National Association of Securities Dealers. He is a member of the National Executive Committee of the Anti-Defamation League. Mr. Budd is the former Chairman, and currently serves as a Trustee of, the Hartford Seminary. Mr. Budd earned his legal degree from the Harvard Law School.

        Mr. Budd was selected to serve as a director on our Board because of his extensive background providing legal, regulatory and corporate governance advice to public companies.

        Michael T. Flynn, 63, has been a director of ours since June 2010 and is a member of our Audit and Compensation Committees. He is currently a director of Airspan Networks, Inc., a provider of wireless broadband equipment and CALIX, Inc., a manufacturer of broadband equipment. Mr. Flynn has forty years of experience in the telecommunications wireline and wireless businesses, and spent ten years as an officer at Alltel Corporation prior to his retirement in 2004. He also previously served as an officer of Southwestern Bell Telephone Co. and its parent SBC Communications from 1987–1994. Mr. Flynn has previously served on the board of directors of WebEx Communications, Inc., a provider of internet collaboration services, Equity Media Holding Corporation, an owner and operator of television stations throughout the United States, iLinc Communications, Inc., a provider of SaS web collaboration and GENBAND, a worldwide leader of next generation network systems. Mr. Flynn received a Bachelor of Science degree in Industrial Engineering from Texas A&M University and attended the Dartmouth Institute and the Harvard Graduate School of Business' Advanced Management Program.

        Mr. Flynn was selected to serve as a director on our Board due to his lengthy and broad operating experience in the telecommunications industry and his familiarity with certain of the assets and members of the senior executive team of the Company's U.S. wireless business.

        Liane J. Pelletier, 54, is a nominee for our Board of Directors. Ms. Pelletier has over twenty-five years of experience in the telecommunications industry. From October 2003 through April 2011, she served as the Chief Executive Officer and Chairman of Alaska Communications Systems and prior to that time, served as the former Senior Vice President of Corporate Strategy and Business Development for Sprint Corporation. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College. Ms. Pelletier currently serves on the Boards of Directors of Icicle Seafoods, Inc. and Washington Federal, as a Trustee of the Alaska Chapter of The Nature Conservancy and as a Director of the National Association of Corporate Directors, Northwest Chapter.

        Ms. Pelletier was selected to serve as a director on our Board due to her expertise in the telecommunications industry.

        Michael T. Prior, 47, has been our President and Chief Executive Officer since December 2005. He was elected to the Board in May 2008. Mr. M. Prior also serves as a director of Allied Wireless Communications Corporation, BDC, Islandcom Telecommunications, Ltd. and ION Holdco, LLC. Mr. M. Prior joined the Company in 2003 as our Chief Financial Officer and Treasurer. Before joining us, Mr. M. Prior was a partner with Q Advisors LLC, a Denver-based investment banking and financial advisory firm focused on the telecommunications sector. From 1999 to 2002, he headed corporate development for LighTrade, Inc., a telecommunications infrastructure provider. From 1998 to 1999, Mr. M. Prior was a member of ComSpace Development LLC, a seed investment concern in the communications industry and an early investor in LighTrade. Mr. M. Prior graduated summa cum laude from Brooklyn Law School and from 1992 to 1998, Mr. M. Prior was a corporate lawyer with Cleary Gottlieb Steen & Hamilton in London and New York and Perkins Coie LLP in Seattle. He is the son of Cornelius B. Prior, Jr., Chairman of our Board. In 2008, Mr. M. Prior was named Entrepreneur of the Year for the New England Region by Ernst & Young and One of America's Best CEOs by DeMarche Associates, Inc. Mr. M. Prior currently serves as the Vice Chairman of the Rural Cellular Association.

        Mr. M. Prior was selected to serve as a director on our Board due to his position as Chief Executive Officer of the Company and his broad experience in many sectors of the telecommunications industry.

        Charles J. Roesslein, 63, has been a director of ours since April 2002 and is the Chair of our Audit Committee and a member of our Compensation Committee. He currently is the Chief Executive Officer of Austin Tele-Services Partners, LP, a telecommunications provider, and has been a director of National Instruments Corporation since July 2000. He is a retired officer of SBC Communications. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief Executive Officer of Prodigy Communications Corporation from June of 2000 until December of 2000. He served as President and Chief Executive Officer of SBC-CATV from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources from August 1997 to October 1999.

        Mr. Roesslein was selected to serve as a director on our Board due to his financial expertise, and previous and current positions held with other telecommunications companies. Mr. Roesslein is qualified as an "audit committee financial expert" under SEC guidelines.

        Brian A. Schuchman, 43, is the founder of Commnet Wireless, LLC, which we acquired in 2005. He joined our Board in May 2007. Mr. Schuchman has spent more than 15 years as an operator and entrepreneur in the wireless telecommunications industry. He founded Commnet Wireless, LLC in 2000 and served as its Chairman and Chief Executive Officer from its inception until July 2006. In 2000, he also co-founded a wireless telecommunications equipment distributor, Commnet Supply, which was sold in April 2004. In the early and mid 1990's, Mr. Schuchman partnered with rural cellular license holders to build-out and manage numerous wireless markets which were later sold. In 1995, Mr. Schuchman founded Cellular Infrastructure Supply (CIS), one of the first companies to resell cellular switching and base station equipment. CIS was sold to World Access, Inc. in 1997 and Mr. Schuchman continued to manage it until early 2000. Mr. Schuchman owns Schuchman Consulting LLC, which performs consulting services for ATN in the Caribbean. In 2003, Mr. Schuchman was named Entrepreneur of the Year for the Greater Chicago Region by Ernst & Young.

        Mr. Schuchman was selected to serve as a director on our Board due to his previous experience with the Company's Commnet subsidiary, and his broad experience and repeated success as an entrepreneur in the telecommunications industry.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

        The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") as our independent auditor to perform the audit of our financial statements and our internal control over financial reporting for the fiscal year ending December 31, 2012. In making its selection, the Audit Committee conducted a review of PwC's performance, including consideration of the following:

  •
  PwC's performance on the audit, including the quality of the engagement team and the firm's experience, client service, responsiveness and technical expertise;

  •
  The record of the firm against comparable accounting firms in various matters such as regulatory, litigation and accounting matters;

  •
  The firm's financial strength and performance; and

  •
  The appropriateness of fees charged by the firm.

        PwC was our independent auditor for the year ended December 31, 2011.

        The Board of Directors recommends that stockholders ratify the selection of PwC as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

        The ratification of the appointment of PwC as our independent auditor for 2012 requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote thereon.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR.

CORPORATE GOVERNANCE

General

        The role of the Board of Directors is to ensure that we are managed for the long-term benefit of our stockholders. The Board periodically reviews and advises management with respect to our annual operating plans and strategic initiatives. The Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards.

        During the past year, we have reviewed our corporate governance practices in comparison to the practices of other public companies and to ensure they comport with guidance and interpretations provided by the SEC and the Nasdaq Stock Market.

        We have adopted a written Code of Ethics that applies to all of our employees and agents, including, but not limited to, our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Our Code of Ethics, Compensation Committee Charter and Audit Committee Charter are available on our website at ir.atni.com and may be obtained free of charge upon request by writing to us at Atlantic Tele-Network, Inc., Attn: Secretary, 600 Cummings Center, Beverly, MA 01915.

Board Leadership Structure

        Our Board of Directors is committed to maintaining responsible and effective corporate governance and is focused on the interests of our stockholders. It has determined that its leadership structure, including Mr. Cornelius B. Prior, Jr. serving as Chairman, our Chief Executive Officer serving as a director, and the composition of independent directors for each of the Audit and Compensation Committees of the Board, best serves the Company and its stockholders. Our Board brings strong leadership and industry expertise to inform the management and direction of the Company on behalf of our stockholders. Mr. C.B. Prior, Jr., who has served as our Chairman since 1997, was also our Chief Executive Officer until December 2005. He controls approximately 30% of our outstanding common stock and possesses extensive investment and financial management experience and has a long history and familiarity with the Company and many of its Caribbean operating markets. Management and the Board of Directors work together to try to focus the Board on major questions of governance, succession and setting the Company's overall operating and investment strategy.

Determination of Independence

        Nasdaq rules require that a majority of our directors be "independent" and that we maintain a minimum three-person audit committee whose members satisfy heightened independence requirements. A director qualifies as "independent" if our Board affirmatively determines that the director does not have a relationship with us, an affiliate of ours, or otherwise which, in the opinion of the Board, would interfere with the exercise of independent judgment in discharging his or her duties as a director. Nasdaq rules preclude an affirmative determination by the Board that a director is independent if:

  •
  a director who is, or was at any time during the past three years, employed by us or by any subsidiary of ours;

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  a director who accepted or has a family member who accepted any compensation from us or any subsidiary of ours in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than the executive officer) of the company, or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  •
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us or a subsidiary of ours as an executive officer;

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  a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5 percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

  •
  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers have served on the compensation committee of such other entity; or

  •
  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

        Based on the Nasdaq rules, our Board has determined that Messrs. Budd, Flynn and Roesslein and Ms. Pelletier are independent for purposes of SEC rules and Nasdaq listing compliance and that Mr. Cunningham was independent for the period of time he served on the Board in 2011. Our Board's determinations included reviewing the following relationships and transactions, which the Board concluded did not affect the independence of the applicable director or director nominee:

  Mr. Budd.    Mr. Budd is a former partner of the law firm of Day, Berry and Howard, LLP, which is now known as Day Pitney LLP ("Day Pitney"), and had served as our general outside counsel for a number of years until his retirement on December 31, 2006. From time to time, our Chairman has engaged, in an individual capacity, Day Pitney for legal services.

  Mr. Cunningham.    Baltimore Technology Park, LLC, which is majority owned by Mr. Cunningham and his wife, manages the web hosting facilities and provides bandwidth to the members of the University of the Virgin Islands Research and Technology Park (the "RTPark"), located in the US Virgin Islands. Our Choice subsidiary is a member of the RTPark and purchases bandwidth services from an affiliate of Baltimore Technology Park, LLC. Mr. Cunningham resigned from the Company's Board on September 1, 2011.

Director Nomination Process

        Our Board does not have a standing nominating committee or any other committee performing similar functions or a charter governing the nomination process. Instead, our independent directors consider director nominees, whether proposed by a stockholder or identified through the Company's processes, in accordance with our Nominating Guidelines and Procedures, as adopted by the Board in February 2007. The independent directors do not rely on a fixed set of qualifications for director nominees but apply general criteria intended to ensure that the Board includes members with significant breadth of experience, knowledge and abilities as well as financial and industry expertise to assist the Board in performing its duties. Minimum qualifications for director nominees include: a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience and judgment related to the objectives of the Company; and the commitment to understand the Company and its industry and actively participate in Board deliberations. Our Board is committed to diversity, and also considers nominees based on their differences of viewpoint, professional experience, education, skill and other characteristics. Director nominees are then recommended to the Board by a majority of our independent directors. In view of the responsibility conferred on the independent directors and the procedures and criteria identified in the Nominating Guidelines and Procedures, our Board believes that there is no additional benefit to us or to our stockholders to be gained from the creation of a standing nominating committee at this time.

        In selecting director nominees pursuant to the Nominating Guidelines and Procedures, the Board's independent directors considers candidates submitted by stockholders and evaluates such candidates in the same manner and using the same criteria as all other director nominee candidates. To submit a director nominee candidate, stockholders should submit the following information: (a) the candidate's name, age and address, (b) a brief statement of the reasons the candidate would be an effective director, (c) the candidate's principal occupation or employment for the past five years and information about any positions on the board of directors of other companies, (d) any business or other significant relationship the candidate has had with us and (e) the name and address of the stockholder making the submission. The Board's independent directors may also seek additional information regarding the director nominee candidate and the stockholder making the submission. All submissions of director nominee candidates made by stockholders should be sent to Atlantic Tele-Network, Inc., Attn: Secretary, 600 Cummings Center, Beverly, MA 01915 and must comply with applicable timing requirements.

Risk Management and Risk Assessment

        In accordance with Nasdaq requirements, our Audit Committee has the primary responsibility for the oversight of risk management and risk assessment, including the Company's major financial risk exposures and the steps management has undertaken to control such risks. Our Board of Directors remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board of Directors may deem appropriate. This includes discussions of the Company's balance sheet and capital structure in light of potential capital needs and projections of operating cash flows and the risks to such cash flows. While the Board of Directors maintains such oversight responsibility, management is responsible for the day-to-day risk management processes and makes detailed recommendations on sources and uses of capital. The Board of Directors believes this division of responsibility is the most effective approach for addressing the risks facing the Company. As a general matter, management and the Board of Directors' seek to mitigate major risks to the Company's financial condition by striving to maintain a level of debt to annual operating cash flows that allows the Company to survive short-term unforeseen reductions in cash flow or unanticipated large capital spending needs. To date, the Board of Directors believes that the Company has maintained a more conservative level of debt (relative to cash flows) than most of its peers in the telecommunications industry.

        For the year ended December 31, 2012, our management, in consultation with the Board, reviewed the Company's compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company's cash and equity incentive compensation plans and practices applicable to all employees to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company's incentive compensation programs were considered: (1) the Company's focus on multiple year vesting periods for all equity compensation; (2) management's practice of conservative awards of annual cash bonus payments; (3) the relatively low level of stock option participation among senior management; and (4) the use of restricted stock awards to encourage management to balance "upside" and "downside" risk. As a result of this process, there were no recommended changes to the Company's incentive compensation programs.

Communications from Stockholders and Other Interested Parties

        To communicate with our Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to Audit Committee, Atlantic Tele-Network, Inc., 600 Cummings Center, Beverly, MA 01915.

        To send communications to the Board or to individual directors, stockholders should write to Board of Directors, Atlantic Tele-Network, Inc., 600 Cummings Center, Beverly, MA 01915. All

communications received will be directly sent to the Board or to individual members of our Board, as addressed.

Board of Directors' Meetings and Committees

        During 2011, our Board met five times either by conference call or in person. In 2011, no director attended fewer than 75% of the meetings of the Board or the meetings of the committee(s) on which he served. Mr. Cunningham resigned from the Board of Directors on September 1, 2011. Although we do not have a policy requiring our directors to attend the Annual Meeting, all of our then-current directors attended last year's annual meeting of stockholders.

        Our Board has established two standing committees: the Audit Committee and the Compensation Committee. The current membership of each committee is as follows:

Audit Committee	Compensation Committee
Charles J. Roesslein, Chair	Martin L. Budd, Chair
Martin L. Budd	Charles J. Roesslein
Michael T. Flynn	Michael T. Flynn

        All members of both committees are independent as defined in the listing standards of Nasdaq. Copies of the charters of the Audit Committee and Compensation Committee, as adopted and amended by our Board, are available in the "Corporate Governance" section of our website at ir.atni.com.

Audit Committee

        During 2011, the Audit Committee met eight times either by conference call or in person. The functions of the Audit Committee include:

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  Appointing, compensating, evaluating and overseeing our independent auditor;

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  Reviewing with our independent auditor the plan and scope of the audit, its status during the year and any recommendations the independent auditor may have for improving or changing the audit and control environment;

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  Pre-approving the services provided by our independent auditor;

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  Oversee the Company's internal audit department and its review and testing of the Company's internal control policies, systems and procedures;

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  Discussing with management and our independent accountant the adequacy of internal accounting and financial controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

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  Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

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  Reviewing our Code of Ethics, the Audit Committee Charter, the Internal Audit Department Charter any other relevant Company policies and the oversight of other compliance matters;

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  Reviewing and evaluating the effectiveness of the Company's risk assessment and risk management policies and processes;

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  Reviewing and, if appropriate, approving related party transactions entered into by the Company;

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  Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

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  Undertaking other duties as assigned by our Board.

        Our Board has determined that each current member of the Audit Committee meets the financial literacy requirements of Nasdaq. It has also determined that Mr. Roesslein, who is currently the Chair of the Audit Committee and a director nominee for re-election, qualifies as an "audit committee financial expert" under the rules of the SEC and meets the financial sophistication requirements of Nasdaq. In addition, our Board has determined that each of the current members of our Audit Committee meet the Nasdaq and SEC standards for audit committee member independence.

Compensation Committee

        The Compensation Committee met twice during 2011, and the Chairman of the Compensation Committee consulted and met several times with the Chief Executive Officer. The Compensation Committee also met once during 2012 to discuss 2011 compensation and bonus awards. The functions of the Compensation Committee include:

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  Reviewing and determining the compensation of our Chief Executive Officer and reviewing and recommending to the Board the compensation of our other executive officers;

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  Reviewing with the Chief Executive Officer the compensation of the managers of the Company's key operating units;

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  Reviewing and discussing our Compensation Discussion and Analysis in our Proxy Statement with management;

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  Developing, administering and taking all action required or permitted to be taken by the Board under our stock-based incentive plan;

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  Reviewing and recommending to the Board the compensation of our directors;

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  Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites; and

  •
  Undertaking such other functions as are assigned to the Compensation Committee by the Board.

        The Compensation Committee meets several times each year to carry out these responsibilities. Early in the year, the Compensation Committee begins its analysis by reviewing the compensation trends and practices of the Company's identified peer group against the current compensation of the Company's Chief Executive Officer and to some extent, the Company's other executive officers. Following this review, the Chief Executive Officer typically meets with the Chairman of the Compensation Committee in order to discuss the draft compensation recommendations, performance analysis and future objectives of each of the executive officers of the Company and provides the Chairman with a memorandum detailing the Company's performance and individual executive officer performance for the year. Upon the request of the Compensation Committee, the Chief Executive Officer may engage in a detailed discussion of the performance of an executive officer or a manager of the Company's key operating units. The Compensation Committee has been authorized by the Board of Directors to delegate to the Chief Executive Officer the power to make limited awards under the Company's 2008 Equity Incentive Plan (the "2008 Plan") to certain key employees of the Company.

        The Compensation Committee determines the compensation of the Chief Executive Officer in an executive session, following its review of the CEO's performance against his goals for the year, the growth and performance of the Company, his leadership skills for the previous year, his self-analysis for the prior year's performance, and any other relevant factors.

        For further information about the Compensation Committee's practices, please see "Compensation Discussion and Analysis," under "Executive Officer Compensation," below.

Compensation Committee Interlocks and Insider Participation

        During or prior to the fiscal year ended December 31, 2011, no member of our Compensation Committee was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied in part upon representations of those directors.

INDEPENDENT AUDITOR

        PwC has audited our accounts since 2002. Our Audit Committee has appointed PwC to be our independent registered public accounting firm for 2012 and we are asking stockholders to ratify this appointment in Proposal 2. The services provided by PwC in 2012 are expected to include, in addition to performing the consolidated audit, audits of certain subsidiaries; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters. A representative of PwC is expected to be at the meeting and will have an opportunity to make a statement and respond to questions.

Independent Auditor Fees and Services

        The following table presents the aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees(1)	$2,463,992	$2,456,975
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,463,992	$2,456,975

(1)
Represents fees for professional services rendered for the audits of our consolidated financial statements, audits of certain subsidiaries and assistance with various documents filed with the SEC.

Audit Committee Pre-Approval Policy and Procedures

        In accordance with its written charter, our Audit Committee pre-approves all audit and non-audit services, including the scope of contemplated services and the related fees that are to be performed by PwC, our independent registered public accounting firm. The Audit Committee's pre-approval of non-audit services involves consideration of the impact of providing such services on PwC's independence. The Audit Committee is also responsible for ensuring that any approved non-audit services are disclosed to stockholders in our reports filed with the SEC. PwC did not perform any non-audit services for us in fiscal years 2011 or 2010.

 Audit Committee Report

        As members of the Audit Committee of the Board of Directors of Atlantic Tele-Network, Inc., we have reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2011.

        The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, discussed their independence with them and satisfied itself as to PwC's independence.

        We have also considered whether the provision of services by PwC not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, is compatible with maintaining the independence of PwC.

        Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee

Charles J. Roesslein, Chair
Martin L. Budd
Michael T. Flynn

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

        Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this Compensation Discussion and Analysis, "executive officers" and "executives" means the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2011, as well as the other individuals included in the Summary Compensation Table on page 22 below.

Compensation Philosophy

        The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a reasonably competitive compensation structure as compared with similarly situated companies. We seek to align compensation with the achievement of business objectives and individual and Company performance. The annual cash bonus opportunity together with equity compensation that we provide our executive officers are our main incentive compensation tools to accomplish this alignment, as described below.

        A core principle of our compensation philosophy is that a successful compensation program requires the application of judgment and subjective determinations of individual performance. We do not apply a formulaic or mathematical approach to executive compensation. Our Compensation Committee retains discretion to apply its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program and the overall performance and condition of our company at the time final compensation decisions are made. We believe that our relatively lean management structure, the level of communications between our Board of Directors and our senior management team and our corporate culture give us the opportunity to use this approach.

        We do not have any employment, severance or change of control agreements with any of our executive officers. To date, we have not relied on executive compensation consultants. Our Compensation Committee does consider the compensation of executive officers at other companies in order to assess the compensation that we offer our executive officers, as discussed below.

External Market Practices and Our Positioning

        Generally, we seek to offer executive compensation that is reasonably competitive with companies of a similar size, particularly publicly traded telecommunications companies. Defining a relevant "peer group" for us has been historically difficult because we have the complexity and geographic diversity (and attendant travel demands) of large multi-national companies but have similar total revenues and market capitalization to companies that tend to be focused on a very limited geographic area and provide limited services. Nonetheless, we believe that comparisons to certain other companies can provide us with a useful basic check, mainly for the compensation of our Chief Executive Officer and Chief Financial Officer.

        For 2011, our Compensation Committee referred to the executive compensation paid at the following group of companies: Alaska Communications Systems Group, Inc., Cincinnati Bell, Inc., iPCS, Inc., Knology, Inc., Leap Wireless International Inc., NTELOS Holding Corp. and US Cellular Corporation. Our Compensation Committee believed that these companies provided us with helpful indicators of competitive executive compensation levels and pay mix because, as a group, they had the following characteristics that are similar to ours: (1) they are telecommunications and technology companies; (2) several of them have both wireless and wireline operations; and (3) several of them are of similar size to the Company. However, our Compensation Committee regards comparisons of us to these companies as reference points only—as such, we did not seek to establish any benchmark in reference to these companies or to require changes in our executive compensation to match changes in those companies' compensation.

Role of Chief Executive Officer in Compensation Decisions

        At the end of the year, our Chief Executive Officer evaluates the performance of our other executive officers and makes compensation recommendations to our Compensation Committee based upon those evaluations. Our Board has delegated to our Compensation Committee full discretion in its determination of the compensation to be paid to our Chief Executive Officer and our other executive officers, including discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer. The Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

Elements of Compensation

  Overview

        Our executive compensation program is focused on three separate elements:

  •
  base salary;

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  annual cash bonuses; and

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  equity awards.

        Other than as described below, our Compensation Committee does not have any specific policies or targets for the allocation or "pay mix" of these compensation elements.

  Base Salary

        We seek to set the base salary of each executive at a level that is competitive, taking into account the overall compensation history of the particular executive and our other executives and the base salaries paid by similarly situated companies. In addition to merit-based changes when warranted, our Compensation Committee generally recommends that base salaries increase annually at a rate that is slightly above or below cost-of-living adjustments, as represented by indicators like the Consumer Price Index. In addition to merit-based changes, larger increases (or decreases) may be made based on a change in the responsibilities of the executive. Factors such as the expansion or contraction of the Company and the financial condition and prospects of the Company may also influence the amount of annual salary adjustments. From time to time, comparative market factors also may cause the Compensation Committee to make or recommend increases above or below the normal cost-of-living range.

        Below is a chart showing the base salary rates for 2011 for our named executive officers, in comparison to those in effect in 2010. The base salary increases for 2011 were all roughly in the range of cost-of-living increases, with the individual increases falling above or below that range based on previous increases, the history of the executive's compensation with the Company, any expansion or diminution of the executive's responsibilities and the Board's general sense of whether the executive's compensation is at or below the executive's value to the Company.

Named Executive Officer	2011	2010	Annualized Percent Increase from 2010
Michael T. Prior	$540,000	$524,000	2.9%
Justin D. Benincasa	$272,000	$265,000	2.6%
William F. Kreisher	$230,000	$225,000	2.2%
Leonard Q. Slap	$228,000	$225,000	1.3%
Karl D. Noone	$212,000	$210,000	1.0%

        For 2012, the Compensation Committee determined to increase Mr. Benincasa's base annual salary to $325,000, an increase of approximately 20% as compared to his annual base salary for 2011. This action was taken by the Compensation Committee to recognize the growth of the Company and in an effort to make his cash compensation more competitive, as compared to chief financial officers in our peer group. All other Company executives received base salary adjustments consistent with cost-of-living increases.

  Annual Cash and Equity Bonuses

Annual Cash Bonus

        We believe that a significant bonus opportunity, as measured as a percentage of the executive's base salary, motivates executive performance because it makes a significant amount of the executive's overall compensation contingent upon individual and company performance. Further, such approach enables the Company to avoid a higher fixed cost of annual base salaries and gives us the ability to control a major piece of compensation expense if the Company ever experiences a major business reversal.

        For 2011, the annual bonus opportunity for our executive officers was as follows:

Named Executive Officer	2011 Annual Bonus Opportunity Expressed as % of Base Salary
Michael T. Prior	100%
Justin D. Benincasa	75%
William F. Kreisher	50%
Leonard Q. Slap	40%
Karl D. Noone	30%

        The actual amount of annual cash bonus paid is based on a highly subjective and non-formulaic review of a number of factors, including the performance of the individual, the performance of the Company as a whole and the financial condition and prospects of the Company. Actual bonuses paid can be greater or less than, or equal to, the stated bonus opportunity. Historically, absent exceptional circumstances, the Company has paid bonuses at levels below the maximum opportunity with the Compensation Committee treating the bonus opportunity percentage as more of a ceiling than a target.

        Although broad performance objectives are identified at the beginning of each year as means to align individual behavior with Company objectives, it is communicated to each executive that the Compensation Committee and the Board always have the full discretion to determine the extent to which bonuses will be paid or not, regardless of the achievement of any such objectives. In general, the Compensation Committee believes that the extent to which annual bonuses are paid to the most senior members of our management team, such as our Chief Executive Officer and Chief Financial Officer, should be significantly tied to overall Company performance such as significant strategic developments (as assessed by the Compensation Committee) and financial performance. Because our other executive officers exercise less influence over us as a whole than the Chief Executive Officer and Chief Financial Officer, the other executive officers' annual cash bonuses are more dependent upon an assessment of individual performance.

        At the end of the year, the Compensation Committee makes an overall assessment of the quality of each executive officer's performance during the year. For executive officers other than the Chief Executive Officer, this assessment is based largely on discussions between the Compensation Committee and the Chief Executive Officer. As noted above, the Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

        For 2011, we paid the annual bonuses to our named executive officers described under the column entitled "Bonus" in the Summary Compensation Table for the reasons described below:

        Our Chief Executive Officer was paid an annual bonus of $430,000, representing 80% of his 2011 annual bonus opportunity. In addition to its own favorable assessment of the Chief Executive Officer's performance, the Compensation Committee took particular note of the completion of the critical Alltel transition activities and the Company's growth in revenue and operating income. The Compensation Committee also viewed favorably the CEO's management of rapid growth and change without losing sight of the Company's strategic objectives and culture.

        Our Chief Financial Officer was paid an annual bonus of $165,000, or 81% of his 2011 annual bonus opportunity. As with the Chief Executive Officer, the Compensation Committee took note of the Company's financial performance for the year and the completion of the Alltel transition. The Chief Financial Officer's annual bonus was also based on a favorable assessment of his individual performance, including his work on restructuring some of the Company's accounting and other "back office" functions to capture growing economies of scale and the revisions to the Company's credit facility, which reduced interest expense and increased operating flexibility.

        In reviewing with the Chief Executive Officer the recommendations for annual bonuses to be paid to the other executives, the Compensation Committee considered each officer's contribution to achieving the Company's financial performance and continued growth. In addition, in assessing each officer's performance and determining award amounts, the Compensation Committee acknowledged the following individual achievements:

  •
  With respect to Mr. Kreisher, his work negotiating and completing the merger of our Bermuda operations and his efforts on several other strategic initiatives.

  •
  With respect to Mr. Slap, his work on a number of projects, including the merger of our Bermuda operations, the rapid expansion of the Company's internal legal service capability and productivity and better coordination between parent company and operating companies on legal and compliance matters.

  •
  With respect to Mr. Noone, his work establishing a new internal audit function and improving the Company's international reporting quality and efficiency.

With respect to all three of these officers, the Company's solid financial performance, including the increase in our revenues from 2010 to 2011 by 23% to over $750 million, and increase in operating income during that time period by 44%, was also a positive factor. As it does every year, the Compensation Committee also considered issues of internal equity that would arise from the payment of these bonuses. Based on the foregoing, the Compensation Committee determined to pay the following annual bonuses to the other named executive officers: William F. Kreisher, $100,000 or 87% of his 2011 annual bonus opportunity; Leonard Q. Slap, $85,000 or 93% of his 2011 annual bonus opportunity and Karl D. Noone, $55,000 or 86% of his 2011 annual bonus opportunity.

Annual Equity Bonus

        Under our 2008 Plan, we may grant stock options, restricted stock and other equity awards to our directors, consultants and employees, including our executive officers. Awards made under the 2008 Plan may be granted subject to conditions and restrictions, including voting requirements, achievement of performance goals and forfeiture and recapture of shares upon certain events. Our Compensation Committee, composed entirely of independent directors, grants awards to our employees under our 2008 Plan. Mr. M. Prior has authority to make limited grants under the 2008 Plan to certain key employees of the Company following consultation with the Compensation Committee.

        Historically, equity compensation has not been as significant a component of our executive compensation as it is for most of our peers and other public companies, although recently the Compensation Committee has been modifying that approach as discussed further below. We have awarded significant equity compensation in connection with the hiring or promotions of executive officers. For new hires, the awards typically are made at the next regularly scheduled Compensation Committee meeting following the hire or promotion. In general, we have awarded stock options and restricted stock with time-based vesting schedules of four years, and, in the case of stock options, have had a term of either seven or ten years.

        On March 22, 2012 the Compensation Committee granted the following equity compensation to the Company's named executive officers for their 2011 achievements:

	Stock Awards (shares)	Option Awards (shares)
Michael T. Prior	20,000	30,000
Justin D. Benincasa	10,000	10,000
William F. Kreisher	2,000	15,000
Leonard Q. Slap	6,000	5,000
Karl D. Noone	5,000	4,000

Total	43,000	64,000

        Both the stock and option awards vest ratably over a period of four years. The option awards have a ten year term and an exercise price of $37.36 per share. In making equity awards to our Chief Executive Officer in the past, the Compensation Committee has considered that he is the son of the Company's Chairman and largest stockholder and therefore has historically awarded him less than the amount of equity that it believes would be more typical and competitive for his position with the Company and the considerable success of the Company under his leadership. The Compensation Committee has communicated this approach to the Chief Executive Officer.

        In recent years, we have been increasing the amount of equity compensation we have been awarding. As we diversify and expand our business through acquisitions, we have added key employees throughout our operations and deepened and broadened our senior management team. The expansion of the senior management team in previous years included hiring teams devoted to each of our U.S. wireless and international operations, our Senior Vice President and Corporate Controller and our Senior Vice President and General Counsel. Many of the individuals we compete for have worked for companies that have made equity compensation a greater part of overall compensation than we have or otherwise have an expectation of receiving greater equity compensation. To stay competitive in attracting and retaining talent in these circumstances, we needed to offer more equity compensation than in the past.

        While the Compensation Committee believes it is an important policy of the Board to seek to keep the aggregate shares underlying outstanding stock options and unvested restricted stock at a reasonable level in relation to our outstanding equity (calculated on a fully diluted basis), we believe that equity compensation will remain a critical recruitment, retention and incentive tool.

        In approving the annual cash bonus and equity incentive awards, the Compensation Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2011 concluded that the equity incentive awards approved would not be likely to encourage excessive risk taking. Specifically, in making awards in March 2012 for 2011 performance, the Compensation Committee considered the individual's role with the Company and the importance of balancing the growth incentive and potential dilution represented by stock option awards with the capital preservation incentives represented by restricted stock awards. For example, the

Compensation Committee feels that the Chief Executive Officer and Chief Financial Officer benefit from significant outright stock ownership in order to discourage excessive risk taking.

  Retirement, Benefits and Other Arrangements

        In 2008, we adopted a deferred compensation plan for our then existing executives. This plan is intended to provide retirement income to our executive officers. It was adopted to offset a reduction in our annual contributions to these executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Under this plan, we make quarterly credits equal to 8% of the executive's then current base salary to an account on behalf of the executive. In addition to these quarterly credits, we may make additional credits in our sole discretion. See the description of the deferred compensation plan under the caption Non-Qualified Deferred Compensation Plan Transactions in 2011 for more information. Executives hired after 2008 do not participate in this plan. Except for this plan, our executive officers currently do not receive any benefits, including retirement, medical and dental, life and disability insurance, which are not also available to all of our employees.

        We have no change of control agreements with, or severance plans with respect to, any of our executive officers.

  "Say on Pay" Advisory Approval of Executive Compensation

        As required by Section 14A of the Securities Exchange Act, in 2011 we conducted our first advisory vote of stockholders with respect to the compensation of our named executive officers. At the 2011 Annual Meeting, more than 90% of the shares present, or present by proxy and entitled to vote at the 2011 Meeting approved of our named executive officer compensation. While the approval was advisory and non-binding in nature, the Board of Directors and Compensation Committee value the opinion of stockholders and consider this outcome as an indication that stockholders agree that our executive compensation programs use appropriate structures and policies that are effective in achieving our Company's goals and objectives. As a consequence, the Compensation Committee has not made significant changes in our executive compensation programs as a result of the advisory vote.

        At the 2011 Annual Meeting, stockholders also voted on a non-binding and advisory basis to hold an advisory vote on executive compensation every three years. Accordingly, the Company will ask stockholders to participate in an advisory vote on executive compensation at the 2014 Annual Meeting.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee

Martin L. Budd, Chair
Charles J. Roesslein
Michael T. Flynn

2011 Summary Compensation Table

        The table below summarizes the total compensation paid to, or earned by, each of our named executive officers for each of the last three fiscal years ended December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)(3) ($)	Option Awards (1)(3) ($)	All Other Compensation(2) ($)	Total ($)
Michael T. Prior	2011	540,000	430,000	747,200	457,991	65,211	2,240,402
Chief Executive Officer	2010	525,000	325,000	247,200	461,405	84,776	1,643,381
	2009	450,000	550,000	585,625	309,657	59,123	1,954,405
Justin D. Benincasa	2011	272,000	165,000	373,600	152,664	41,955	1,005,219
Chief Financial Officer	2010	265,000	120,000	164,800	263,660	52,392	865,852
	2009	240,000	200,000	468,500	247,726	36,474	1,192,700
William F. Kreisher	2011	230,000	100,000	74,720	228,995	30,961	664,676
Senior Vice President,	2010	225,000	85,000	—	105,467	44,995	460,462
Corporate Development	2009	217,500	175,000	234,250	185,795	34,404	846,949
Leonard Q. Slap(4)	2011	228,000	85,000	224,160	76,332	11,966	625,458
Senior Vice President and	2010	129,808	40,000	220,600	530,724	5,969	927,101
General Counsel	2009	—	—	—	—	—	—
Karl D. Noone(5)	2011	212,000	55,000	186,800	61,065	12,376	527,241
Senior Vice President and	2010	76,731	21,000	241,800	308,901	2,200	650,632
Corporate Controller	2009	—	—	—	—	—	—

(1)
The amounts in this column reflect the grant date fair value presented in accordance with FASB ASC Topic 718, of awards granted pursuant to our equity incentive plans. Stock awards are valued at the grant date fair value of our stock. Assumptions used in the calculation of the 2009 and 2010 option awards are included in Note 9 to our Consolidated Financial Statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K as filed with the SEC on March 15, 2012. With respect to 2011 option awards, which were granted on March 22, 2012, the grant date fair value of the options was determined using a Black Scholes option pricing model, based on the following assumptions:

Risk-free interest rate	1.4%
Expected dividend yield	2.5%
Expected life	6.25 years
Expected volatility	53.1%
(2)
The amounts in this column reflect matching contributions made by us to each of the named executive officers pursuant to the Atlantic Tele-Network, Inc. 401(k) Plan, contributions made by us to a non-qualified deferred compensation plan for Messrs. Prior, Benincasa and Kreisher, and dividends earned on unvested stock awards. Amounts reported for 2009 and 2010 have been adjusted from previously reported amounts to include dividends earned on unvested stock awards.

(3)
Includes grants made on March 22, 2012 for 2011 achievements.

(4)
Mr. Slap joined us in May 2010. His annual salary and performance-based cash bonus included in the table above for the 2010 fiscal year represent amounts actually paid based on partial year service and have not been annualized. His 2010 option awards include awards of $464,809 issued upon joining us and $65,915 issued on March 15, 2011 for his 2010 achievements.

(5)
Mr. Noone joined us in August 2010. His annual salary and performance-based cash bonus included in the table above for the 2010 fiscal year represent amounts actually paid based on partial year service and have not been annualized.

 Grants of Plan-Based Awards in 2011

        The table below sets forth additional information regarding stock and option awards granted to our named executive officers during the fiscal year ended December 31, 2011.

Name(1)		Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Michael T. Prior	Option Grant	3/15/11	—	35,000	32.96	461,405
Chief Executive Officer	Restricted Stock Grant	3/15/11	7,500	—	—	247,200
Justin D. Benincasa	Option Grant	3/15/11	—	20,000	32.96	263,660
Chief Financial Officer	Restricted Stock Grant	3/15/11	5,000	—	—	164,800
William F. Kreisher	Option Grant	3/15/11	—	8,000	32.96	105,464
Senior Vice President,
Corporate Development
Leonard Q. Slap	Option Grant	3/15/11	—	5,000	32.96	65,915
Senior Vice President and
General Counsel

(1)
Mr. Noone did not receive any stock or option awards during the fiscal year ended December 31, 2011.

(2)
Grants vest 25% annually commencing one year from the date of grant.

(3)
The amounts in this column reflect the grant date fair value of awards determined as set forth in footnote 1 to our 2011 Summary Compensation Table set forth on page 22.

Outstanding Equity Awards at Fiscal Year-End 2011

        The table below sets forth additional information regarding the equity awards granted to our named executive officers that were outstanding as of December 31, 2011.

						Stock Awards
		Option Awards
						Restricted Shares That Have Not Vested(1)
		Number of Securities Underlying Unexercised Options(1)
	Grant Date			Exercise Price ($)	Expiration Date	Number of Shares	Market Value ($)(2)
Name		Exercisable	Unexercisable
Michael T. Prior	3/15/11	—	35,000	32.96	3/15/21	7,500	292,875
President and Chief	2/11/10	6,250	18,750	46.85	2/11/20	9,375	366,094
Executive Officer	12/5/08	15,000	5,000	23.78	12/5/18	2,500	97,625
	9/17/07	50,000	—	32.98	9/17/17	—	—
	9/14/06	8,800	—	18.70	9/14/13	—	—
Justin D. Benincasa	3/15/11	—	20,000	32.96	3/15/21	5,000	195,250
Chief Financial Officer	2/11/10	5,000	15,000	46.85	2/11/20	7,500	292,875
	12/5/08	4,500	1,500	23.78	12/5/18	1,750	68,338
	9/17/07	40,000	—	32.98	9/17/17	—	—
	5/17/06	35,000	—	25.63	5/17/16	—	—
William F. Kreisher	3/15/11	—	8,000	32.96	3/15/21	—	—
Senior Vice President,	2/11/10	3,750	11,250	46.85	2/11/20	3,750	146,438
Corporate Development	12/5/08	3,750	1,250	23.78	12/5/18	1,250	48,813
	9/17/07	55,000	—	32.98	9/17/17	—	—
Leonard Q. Slap	3/15/11	—	5,000	32.96	3/15/21	—	—
Senior Vice President,	6/15/10	6,250	18,750	44.12	6/15/20	3,750	146,438
General Counsel
Karl D. Noone	8/9/10	3,750	11,250	48.36	8/9/20	3,750	146,438
Senior Vice President,
Corporate Controller

(1)
Grants vest 25% annually commencing one year from the date of grant.

(2)
Stock awards are valued at the grant date fair value of our stock.

 Option Exercises and Stock Vested in 2011

        The table below sets forth information with respect to our named executive officers regarding all options that were exercised and restricted stock that vested during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael T. Prior	16,200	364,380	5,625	231,100
Chief Executive Officer
Justin D. Benincasa	—	—	4,250	174,433
Chief Financial Officer
William F. Kreisher	—	—	4,722	175,324
Senior Vice President,
Corporate Development
Leonard Q. Slap	—	—	1,250	43,013
Senior Vice President
and General Counsel
Karl D. Noone	—	—	1,250	42,013
Senior Vice President
and Corporate Controller

(1)
Reflects the difference between the market price of the option awards at exercise and the grant date exercise price of such options.

(2)
Reflects the market value of the shares based on the vesting date closing price of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information regarding our equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan	387,250	$37.37	1,482,359
1998 Stock Option Plan	333,398	$28.07	—
Equity compensation plans not approved by security holders:	—	—	—
Total	720,678		1,482,359

 Non-Qualified Deferred Compensation Plan Transactions in 2011

        The following table sets forth contributions by us to our deferred compensation plan for fiscal 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael T. Prior	—	43,200	(6,901)	—	178,484
Justin D. Benincasa	—	21,760	(3,602)	—	92,758
William F. Kreisher	—	18,400	(3,189)	—	81,674
Leonard Q. Slap	—	—	—	—	—
Karl D. Noone	—	—	—	—	—

(1)
The amounts reported in this column are reported for fiscal 2011 in the "All Other Compensation" column of the 2011 Summary Compensation Table.

        Effective as of December 5, 2008, we adopted a non-qualified deferred compensation plan for our then existing executive officers. This plan is intended to provide retirement income to our executive officers and was adopted to offset a reduction in our annual contributions to those executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Accordingly, we do not expect to add newly hired executives to this plan and Messrs. Slap and Noone are not participants in the plan. Under this plan, we make quarterly credits equal to 8% of the executive officer's then current quarterly base salary to an account in the plan on behalf of the executive. In addition to these quarterly credits, the Compensation Committee may make additional credits in its sole discretion. Credits to such executive officer's account under the plan will be deemed to be invested in one or more investment funds selected by the executive officer from among alternatives approved by the Compensation Committee. Overall investment return is dependent upon the performance of each executive officer's selected investment alternatives. Credits will be fully vested at all times and the executive officers will have a nonforfeitable interest in the balance of their respective accounts. Benefits under the plan are payable upon a separation from service in a cash lump sum or in accordance with a fixed schedule elected by the executive officer. Distributions may be made prior to the executive officer's separation from service only for certain financial hardship reasons. The plan is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and to constitute a non-qualified, unfunded executive benefit plan.

Potential Payments Upon Termination or Change of Control

        All of our employees, including our named executive officers, are employees-at-will and, as such, do not have employment contracts or retention agreements with us. In addition, we do not have change-in-control or severance agreements with any of our named executive officers.

DIRECTOR COMPENSATION

        Our Compensation Committee has the responsibility of reviewing and making recommendations to the Board regarding director compensation. We use a combination of cash and stock-based incentive compensation to attract and retain qualified directors. In setting director compensation, we consider the time demand and the requisite knowledge and expertise required to effectively fulfill their duties and responsibilities to us and our stockholders. We also consider the compensation set by similar sized companies in our determination of director compensation.

        The table below summarizes the compensation paid to, or earned by, our non-employee directors for the fiscal year ended December 31, 2011. Mr. M. Prior, our Chief Executive Officer does not receive any compensation for his Board service beyond the compensation he receives as an executive officer of the Company.

2011 Director Compensation Table

        The table below summarizes the compensation earned by each named director as of December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Cornelius B. Prior, Jr.(2)	100,000	—	16,458		116,458
Martin L. Budd	56,600	35,000	—		91,600
Thomas J. Cunningham(3)	2,500	35,000	—		37,500
Michael T. Flynn	46,100	35,000	466	(4)	81,566
Charles J. Roesslein	60,500	35,000	—		95,500
Brian A. Schuchman(5)	37,500	35,000	60,000		132,500

(1)
The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718, of awards granted pursuant to our Non-Employee Directors Compensation Policy and our 2008 Plan. Stock awards are valued at the grant date fair value of our stock.

(2)
In 2011, Mr. Cornelius B. Prior, Jr. served as our Chairman. As compensation for his service provided in 2011, we paid him an annual salary of $100,000, plus certain benefits which are included in "All Other Compensation", including $4,000 in matching contributions pursuant to our 401(k) plan, use of a company car and life insurance premiums. We also provided him with medical and dental benefits that are available to all of our employees. Mr. C.B. Prior, Jr. did not participate in any of our incentive compensation programs. In his capacity as Chairman, he did not receive any board meeting fees, but did receive expense reimbursement available to all other directors.

(3)
Mr. Cunningham resigned from our Board of Directors effective September 1, 2011.

(4)
Reflects dividends earned on unvested stock awards.

(5)
Includes $60,000 of consulting fees relating to Mr. Schuchman's role assisting specific subsidiaries of the Company on optimizing their wireless network assets and the procurement of equipment for those networks.

        The table below summarizes the number of shares of unvested restricted stock held by each named director as of December 31, 2011.

Name	Shares Restricted Stock
Cornelius B. Prior, Jr.	—
Martin L. Budd	—
Thomas V. Cunningham	—
Michael T. Flynn	461
Charles J. Roesslein	—
Brian A. Schuchman	—

Retainers and Meeting Fees

        For the fiscal year ended December 31, 2011, our non-employee directors (excluding our Chairman) received an annual retainer of $60,000 (consisting of $25,000 in cash and $35,000 in stock) and an attendance fee for Board meetings of $2,500 per meeting and $1,500 per telephonic Board meeting in which they participate and $1,100 for each principal meeting of a Committee of the Board and $500 for any telephonic Committee meeting at which minutes are kept. In addition to the retainers and meeting fees, the Chair of the Audit Committee received an additional annual payment of $15,000 and the Chair of the Compensation Committee received an additional annual payment of $10,000.

Restricted Stock Grant to New Board Members

        Under the 2008 Plan, new directors receive a one-time payment of $30,000 paid entirely in restricted stock that vests over three years. The per share price will be determined as of the close of the Nasdaq market on the date of the director's election to the Board.

 RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

        Our Board has a written Related Person Transaction Policy that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining whether any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction(s) as a direct party or by arranging the transaction(s) and the transaction(s) involves more than $100,000 in any calendar year. The policy also provides that certain types of transactions are deemed to be pre-approved or ratified, as applicable by our Audit Committee.

        In June 2010, we entered into a joint venture with Schuchman Consulting LLC ("Schuchman Consulting"), an entity wholly owned by Brian A. Schuchman, one of our directors. The purpose of the joint venture is to actively evaluate wireless opportunities in the Caribbean, including an investment made in Aruba in June 2010 consisting of a newly-created company called Caribbean Telecom Partners, LLC ("CTP"). Schuchman Consulting provides the day-to-day management of CTP, including identifying new investment opportunities for CTP in the Caribbean. Pursuant to a consulting agreement between CTP and Schuchman Consulting, CTP paid Schuchman Consulting $60,000 for these services in 2011 and approximately $15,000 for these services since January 1, 2012. CTP has established an equity incentive pool consisting of non-voting common stock for its management team equal to 10% of its common equity, of which one-half has been issued to Schuchman Consulting. Customary non-competition and non-solicitation agreements are in place between Schuchman Consulting and CTP.

        In April 2011, we entered into an agreement through our Choice Communications, LLC ("Choice") subsidiary to purchase bandwidth in the US Virgin Islands from Adveniat, LLC ("Adveniat"), a subsidiary of Baltimore Technology Park, LLC, a company wholly owned by Thomas Cunningham, who was an independent director of the Company from May 2008 through September 1, 2011. Choice is a member of the University of the Virgin Islands Research and Technology Park (the "RTPark") and is required in accordance with its membership to purchase bandwidth from Adveniat, the RTPark's preferred vendor. From April 1, 2011 through September 1, 2011, the date of Mr. Cunningham's resignation from the Company's Board of Directors, Choice paid Adveniat approximately $110,000 for bandwidth services. Choice has paid Adveniat approximately $860,000 for bandwidth services from the date of his resignation to date.

        Our Audit Committee negotiated the specific structure and terms of the joint venture and the Adveniat transaction and unanimously approved the arrangement described above in accordance with the terms of our Related Person Transaction Policy.

 ADDITIONAL INFORMATION

Stockholder Proposals for 2013 Annual Meeting

        All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year's annual meeting of stockholders should be sent to Atlantic Tele-Network, Inc.; Attn: Secretary, 600 Cummings Center, Beverly, MA 01915. To be considered for inclusion in our proxy materials for that meeting, such proposals must be received by us by January 3, 2013, and must comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2013 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than March 19, 2013, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Atlantic Tele-Network, Inc., Secretary, 600 Cummings Center, Beverly, MA 01915, (978) 619-1300. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Annual Report and Other SEC Filings

        Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at ir.atni.com. These filings and other SEC filings, including our proxy statement, are also available on the SEC's website at www.sec.gov.

        A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (excluding exhibits) may be obtained, at no cost, by writing to Atlantic Tele-Network, Inc., Attn: Secretary, 600 Cummings Center, Beverly, MA 01915.

        Our Annual Report for the year ended December 31, 2011, which is being mailed to stockholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

By order of the Board of Directors,

LEONARD Q. SLAP
Secretary

April 26, 2012

Please mark your votes as indicated in this example X Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# Fulfillment# 22319 23775 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. RESTRICTED AREA - SCAN LINE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2. 01 Martin L. Budd 02 Michael T. Flynn 03 Liane J. Pelletier 04 Cornelius B. Prior, Jr. 05 Michael T. Prior 06 Charles J. Roesslein 07 Brian A. Schuchman (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name(s) in the space provided below.) *Exceptions_________________________________________________________________ FOR ALL WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 2. Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2012. 3. In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting. FOLD AND DETACH HERE Atlantic Tele-Network, Inc. 1. Election of Directors Nominees: We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET http://www.proxyvoting.com/ATNI Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. OR 23775 Atlantic Tele-Network PC_02 4/20/12 11:16 AM Page 1

PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711 SIGNATURE:____________________________________________________________ DATE:______________ (THIS BOXED AREA DOES NOT PRINT) FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 ATLANTIC TELE-NETWORK, INC. Annual Meeting of Stockholders – June 12, 2012 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Cornelius B. Prior, Jr. and Michael T. Prior, and each of them as Proxies, with full power of substitution, and hereby authorizes each of them to represent and to vote, as instructed herein, all shares of Common Shares of Atlantic Tele-Network, Inc. held of record by the undersigned on April 20, 2012, at the Annual Meeting of Stockholders to be held on June 12, 2012 or any adjournment or postponements thereof on the matters set forth in the Notice and Proxy Statement dated April 26, 2012. You can now access your Atlantic Tele-Network, Inc. account online. Access your Atlantic Tele-Network, Inc. account online via Investor ServiceDirect® (ISD). The transfer agent for Atlantic Tele-Network, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. RESTRICTED AREA - SCAN LINE RESTRICTED AREA - SIGNATURE LINE WO# Fulfillment# 22319 23775 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: https://materials.proxyvote.com/049079 (Continued and to be marked, dated and signed on the other side) 23775 Atlantic Tele-Network PC_02 4/20/12 11:16 AM Page 2